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                                                                       Exhibit 5


           Letterhead of Kaye, Scholer, Fierman, Hays & Handler, LLP

May 11, 1999

Board of Directors
Easyriders, Inc.
28210 Dorothy Drive
Agoura Hills, CA 91301

          Re:  Registration Statement on Form S-8
               ----------------------------------

Gentlemen:

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Easyriders, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), the Company's common stock (the "Common Stock") to be issued pursuant to the Company's Amended and Restated 1998 Executive Incentive Compensation Plan (the "Plan"), we have examined such corporate records, certificates and other documents, upon which we have relied, and reviewed such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that the Common Stock issuable under the Plan, subject to the issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such opinion and consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              Kaye, Scholer, Fierman, Hays & Handler, LLP